UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 28, 2008

Copart, Inc.

(Exact name of registrant as specified in its charter)

California	0-23255	94-2867490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4665 Business Center Drive
Fairfield, California 94534

(Address of Principal Executive Offices, including Zip Code)

(707) 639-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2008, the Compensation Committee of the Board of Directors (the Compensation Committee) of Copart, Inc., a California corporation (the Company) determined that Willis J. Johnson, the Company’s chief executive officer and chairman of the board, and A. Jayson Adair, the Company’s president, would be eligible to participate in the Company’s Executive Bonus Plan (the Plan) for the performance period beginning August 1, 2008 and ending July 31, 2009.  The Compensation Committee set target bonus percentages for Messrs. Johnson and Adair at 200% of their base salaries, each of which is currently set at $750,000 per year, and determined that any bonuses would be funded at 100% of target if the Company achieved a specific percentage of growth in North American revenue for fiscal year 2009 as compared to 2008.  If growth in North American revenue exceeds the performance target, Messrs. Johnson and Adair would be eligible to receive an amount greater than their target bonus percentage, in increments up to a maximum of $2,000,000 each.  However, if growth in North American revenue is less than the specified target, their target bonus percentage will be reduced in increments down to a minimum of 125% of their base salaries.  If a minimum percentage of North American revenue growth is not achieved, no bonuses will be payable to Messrs. Johnson and Adair under the terms of the Plan.  The Compensation Committee has the discretion under the Plan to reduce, but not increase, the amount of any bonus payable under the Plan.

A copy of the Executive Bonus Plan was previously filed with the SEC as Exhibit 10.13 to the Company’s Current Report on Form 8-K on August 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Copart, Inc.

By:	/s/ Paul A. Styer
Paul A. Styer
Senior Vice President, General Counsel, and
Secretary

Date:  November 3, 2008